[QUARLES & BRADY LLP LETTERHEAD]

June 28, 2002

The AAL Mutual Funds
222 West College Ave.
Appleton, Wisconsin 54919-0007

Gentlemen:

In connection with the registration of The AAL Mutual Funds, a Massachusetts Business Trust (“AAL”), as an open-end management investment company under the Investment Company Act of 1940 (“1940 Act”), and the registration under the Securities Act of 1933 (“1933 Act”) of an indefinite number of AAL’s shares of common stock, $0.001 par value per share (“Common Stock”), you have requested that we furnish you with the following opinion and consent, which we understand is to be used in connection with and filed as an exhibit to Post-Effective Amendment No. 46 to AAL’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about June 28, 2002.

We understand that the Common Stock has been, and will be, offered to the public in the manner and on the terms identified and referred to in the Registration Statement. For purposes of rendering this opinion, we have examined originals or copies of such documents as we have considered necessary, including those listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

The documents we have examined include, without limitation:

  The Registration Statement of AAL on Form N-1A, as being amended by Post-Effective Amendment No. 46 thereto, which is to be filed with the Securities and Exchange Commission contemporaneously with the filing of this opinion and consent; and
  The documents organizing The AAL Mutual Funds as a Massachusetts Business Trust on March 31, 1987.

Based upon and subject to the foregoing, after having given due regard to such issues of law as we have deemed relevant, and assuming that:

  Post-Effective Amendment No. 46 to the Registration Statement becomes and remains effective, and the Prospectuses which are parts thereof, and your Prospectus delivery procedures with respect thereto, have and will fulfill all of the requirements of the 1933 Act and the 1940 Act throughout all periods relevant to this opinion;
  All offers and sales of the Fund's Common Stock have and will be made in compliance with the terms of the Registration Statement; and
  All offers and sales of the Fund's Common Stock have and will be made in compliance with the blue sky laws of the states having jurisdiction thereof:

We are of the opinion that the Fund’s outstanding Common Stock is legally and validly issued, fully paid and non-assessable, and the Fund’s Common Stock to be issued pursuant to the Fund’s Registration Statement in the future, when so issued, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 46 to AAL’s Registration Statement and to the identification of our firm in the Statement of Additional Information constituting in part thereof as legal counsel to AAL.

Very truly yours,

/s/ QUARLES & BRADY LLP

QUARLES & BRADY LLP